UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2018

TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37763	20-0709285
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5201 Interchange Way, Louisville, KY 40229
(Address of principal executive offices)
(502) 778-4421
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 5, 2018, Turning Point Brands, Inc. (the “Company”) completed the acquisition (the “Acquisition”) of International Vapor Group, LLC (“IVG”) pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of September 5, 2018, by and among (i) Turning Point Brands, LLC, as Buyer, (ii) Pegasus Real Estate Investment Group, LLC, David Epstein, Milander Investments, LLC, David Herrera, David Mardini, John M. Scott, Martin Flumenbaum, Elizabeth McColm, Robert Schumer, Daniel Kramer, Durlan Bergnes, Angelo Bonvino, John Lange and Mark Wlazlo (collectively, the “Shareholders”), (iii) IVG Holdings S Corporation, as Seller, and (iv) Nicolas Molina, as Seller’s Representative.

Pursuant to the Stock Purchase Agreement, the Company purchased the 100% membership interest in IVG held by the Seller for an aggregate purchase price of $24 million, subject to a working capital adjustment. The $24 million purchase price consists of: (i) $15,000,000 in cash at the closing, (ii) 153,079 shares of the Company’s common stock valued at $5,000,000, and (iii) $4,000,000 in the form of an 18-month unsecured promissory note (the “Note”) issued by the Company.

The Note bears interest at a rate equal to 6% per annum, compounded monthly, and has a maturity date 18 months following the closing date. The Note may be prepaid at any time without penalty and is subject to a default rate of 11% per annum. The Note is subject to customary defaults, including defaults for nonpayment, nonperformance and bankruptcy or insolvency of IVG. Upon an event of default and notice by the Seller, the obligations under the Note may accelerate and become immediately due and payable.

In connection with the transaction, IVG will enter into employment agreements with IVG’s two founders, which agreements provide for an aggregate of $4.5 million in contingent earnouts based on performance metrics paid out at the end of two years.

Upon the closing of the Acquisition, the Shareholders and a fund managed by Standard General L.P. have agreed that the Shareholders will exchange the 153,079 shares of the Company’s common stock for 345,525 previously-issued shares of Class A Common Stock of the Company's direct parent, Standard Diversified Inc. Standard General L.P. (and its related funds) constitute the largest shareholder of Standard Diversified Inc. The Company is not a party to this exchange transaction between Standard General L.P. and the Shareholders.

Except as described in this Item 1.01, there are no material relationships between the Company and any of the other parties involved in the Acquisition.

Item 7.01.	Regulation FD Disclosure.

On September 6, 2018, the Company issued a press release announcing the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On September 6, 2018, Lawrence S. Wexler, the Company’s President & Chief Executive Officer, and Robert Lavan, the Company’s Chief Financial Officer, will present at the 7th Annual Liolios Gateway Conference. A copy of the slide presentation to be used is attached to this Current Report on Form 8-K as Exhibit 99.2.

The information in this Item 7.01 and the Exhibits attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press Release dated September 6, 2018

99.2	Investor Presentation dated September 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Dated: September 6, 2018	By	/s/ James Dobbins
James Dobbins
Senior Vice President, General
Counsel and Secretary